AUTHORIZED APPLE WHOLESALER U.S. SALES AGREEMENT

This Agreement is made between Apple Computer, Inc., a California corporation with its principal place of business located at 1 Infinite Loop, Cupertino, California 95014, "Apple," and MICROAGE COMPUTER CENTERS, INCORPORATED, a (corporation) (partnership) (sole proprietorship) organized under the laws of Delaware - with its principal place of business located at 2400 S. Microage Way, Tempe, AZ 85282, "Wholesaler."

DEFINITIONS
As used in this Agreement, the following terms have the meanings specified below:

A. "Agreement" - this Authorized Apple Wholesaler U.S. Sales Agreement and all documents incorporated herein by reference.

B. "Apple Reseller Program Attachment(s)" - the then-current attachment(s) to this Agreement which describe specific Apple reseller categories and which include additional terms and conditions with which Wholesaler must comply when selling to specific reseller categories. As of the date of this Agreement, those reseller categories include: Authorized Apple Dealer, Authorized Apple Retailer, Authorized Apple Indirect Value Added Reseller, Authorized Apple Direct Value Added Reseller, Authorized Apple Electronic Reseller, and Authorized Apple Catalog Reseller.

C. "Authorized Product(s)" - those Products that Wholesaler is authorized by this Agreement to resell to Authorized Resellers. Authorized Products may vary by Authorized Reseller category and all products may not be available to all categories.

D. "Authorized Reseller(s)"- those resellers which (1) have signed a U.S. sales agreement with Apple, (2) are authorized by Apple to resell Products to end-user purchasers in the U.S and/or as authorized by Apple in writing, and (3) meet all requirements of at least one specific reseller category as described by Apple in the attached Apple Reseller Program Attachments, as modified by Apple from time to time.

E. "Policies and Practices Manual" - Apple's then-current policies, programs and procedures relating to doing business with Apple and the sale of Products which Wholesaler must follow.

F. "Price List" - Apple's then-current Authorized Apple Wholesaler Confidential Price List. Apple reserves the right to remove Products from the Price List, to limit those Products available to Wholesaler and to require Product specific authorizations.

G. "Product(s)" - hardware, software, support, training, and related products, including items manufactured, distributed or licensed ("sold") by Apple and items manufactured, distributed or licensed by others that may be sold by Apple to Wholesaler for resale to Authorized Resellers and as described in this Agreement.

1. APPOINTMENT
A. Apple appoints Wholesaler as an Authorized Apple Wholesaler and Wholesaler accepts such appointment. The appointment is limited, non-exclusive and effective only so long as Wholesaler complies with all of the terms and conditions of this Agreement. This appointment allows Wholesaler to perform the functions described herein and represent to the public that Wholesaler has been authorized by Apple to do so.

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B.  Wholesaler is an independent  contractor,  has no power or authority to bind
Apple and is  contracting  for  certain  goods  and  services.  Nothing  in this
Agreement   shall  be   construed   as  creating   any   relationship   such  as
employer-employee, principal-agent or franchisor-franchisee.

C. The appointment is based upon the existing ownership of Wholesaler and is therefore personal in nature. Consequently, Wholesaler may not assign or transfer any or all of its rights or obligations under this Agreement without express written approval from Apple. if a person or entity that currently owns less than 25% of the shares entitled to vote for the Board of Directors of Wholesaler obtains ownership of more than 50% of such voting shares, this will be considered an assignment pursuant to this Section.

2. SCOPE OF AUTHORIZATION
A. Wholesaler shall only resell Products as follows:
(1) as described in this Agreement, Apple's Policies and Practices Manual, and the terms and conditions of the applicable Apple Reseller Program Attachment(s);
(2) to Authorized Resellers specifically identified by Apple and located within the United States, for resale to end-user purchasers within the United States; and
(3) as specifically approved by Apple, in writing.

B. Wholesaler understands and agrees that Wholesaler shall not sell all Product to all Authorized Resellers. Wholesaler agrees not to sell specific Products identified by Apple to Authorized Resellers in specific categories as described in the Price List.

C. Wholesaler shall not sell Product(s) as follows unless specifically authorized to do so by a written amendment to this Agreement:
(1) for export, either directly or indirectly;
(2) for sale or resale to public or private non-profit educational institutions, including without limitation, those portions of state contracts concerning purchases for educational institutions; and
(3) directly to end-user purchasers.

D. Wholesaler shall unilaterally determine its own resale prices. Although Apple may provide suggested resale prices, those are suggestions only and Wholesaler may freely choose to charge different prices. Wholesaler understands that neither Apple or any employee or representative of Apple may give any special treatment (favorable or unfavorable) to Wholesaler as a result of its selection of prices. Should anyone attempt to do so, Wholesaler will promptly report the matter to Apple in writing.

3. WHOLESALER'S OBLIGATIONS
A. PRODUCT PROMOTION AND SALES
Wholesaler shall vigorously promote and sell Products to Authorized Resellers, maintaining a high level of customer satisfaction. Wholesaler agrees and represents that it shall accomplish at least the following:
(1) comply with this Agreement, Apple's Policies and Practices Manual, and other programs and policies made available to Wholesaler from time to time;
(2) accept and fulfill orders from Authorized Resellers on a non-discriminatory, equitable basis. Wholesaler may refuse orders from Authorized Resellers based on credit or other legitimate concerns, but shall otherwise accept and fulfill all orders;
(3) maintain a sufficient level of Products in inventory to provide timely fill rates for Product orders placed by Authorized Resellers; and
(4) utilize the promotional programs or funds Apple makes available from time to time in accordance with the terms established by Apple.

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B. SUPPORT
Wholesaler will provide the following minimum support to Authorized Resellers:
(1) provide satisfactory technical information and support for the Products in a timely manner. Technical support shall include but not be limited to information and training on Product configurations, compatibility among Products, and general Product information; and
(2) provide notices, marketing and program information, and other materials provided by Apple which Apple requires or requests that Wholesaler distribute to Authorized Resellers.

C. GENERAL
Wholesaler agrees to conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of Apple, and to:
(1) not engage in any deceptive, illegal, misleading or unethical activity that is or might be detrimental to Apple, any Product or support activity described herein, or the public;
(2) accurately describe all Product specifications, features, and warranties in conformance with the literature distributed by Apple;
(3) distribute the Products with all packaging, warranties, disclaimers and license agreements intact as shipped from Apple;
(4) make no changes to or reconfiguration of the Product(s) in any way, without Apple's prior written permission;
(5) use reasonable efforts to notify Apple if Wholesaler believes that an Authorized Reseller may not be complying with the Authorized Reseller's U.S. sales agreement with Apple.
(6) immediately cease selling Product to any reseller which is no longer an Authorized Reseller. Apple may take action against Wholesaler, which may include but is not limited to suspension or termination of this Agreement, if Wholesaler subsequently ships Product to any such reseller;
(7) offer or facilitate reasonable financing terms to any Authorized Reseller. For purposes of this provision, "reasonable financing terms" includes, but is not limited to, offering leasing programs through a reputable, third-party leasing company, and
(8) at all times comply with all applicable laws when conducting business under or related to this Agreement.

4. LIMITED WARRANTY TO WHOLESALER
A. Apple warrants to Wholesaler that any Product shipped by Apple shall conform to the general description of that Product on the Price List. This warranty is nontransferable.

Wholesaler's remedy for any breach by Apple of the foregoing warranty shall be, at Apple's option, a credit to the Wholesaler's account upon return to Apple of the non-conforming unit, or replacement of the nonconforming unit with a conforming unit or a Product which is functionally equivalent to the conforming unit. Wholesaler shall have SIX (6) MONTHS from the original invoice date to Wholesaler to notify Apple of a suspected breach of the above warranty and receive a return authorization or the above warranty shall expire.

B. Wholesaler-owned Products used for Wholesaler's internal use are covered by Apple's standard Limited Warranty; coverage shall commence on the date Wholesaler first uses the Product. if Wholesaler does not maintain records indicating the date of first use, the coverage period will start from Wholesaler's date of purchase.

C. For Products sold by Apple to Wholesaler, Apple's standard Limited Warranty shall flow to the end-user purchaser.

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D. APPLE MAKES NO OTHER WARRANTY TO WHOLESALER,  EITHER EXPRESS OR IMPLIED, WITH
RESPECT TO ANY PRODUCTS PURCHASED BY WHOLESALER HEREUNDER. APPLE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5. INSPECTIONS, RECORDS, AND REPORTING
A. Wholesaler will provide accurate sales, inventory and other reports to Apple on a regular basis as provided in the Policies and Practices Manual. The frequency, content and format of these reports shall be prescribed by Apple. Failure to submit the reports may result in action being taken by Apple; such action can include, but will not be limited to, termination of this Agreement.

B. In addition to the reports described in Section 5A, Wholesaler shall provide Apple with information and/or documentation relating to the activities described by this Agreement that Apple may reasonably request from time to time.

C. Apple shall have the right to inspect Wholesaler's operations at any time during regular business hours to verify Wholesaler's compliance with the terms and conditions of this Agreement and Apple's policies and programs.

D. Wholesaler shall maintain its records, contracts, and accounts relating to the sale of Products for at least FIVE (5) YEARS. A duplicate copy of all such records, contracts and accounts shall be stored at an alternate location.

E. Wholesaler shall promptly notify Apple in writing of any suspected Product defect or safety problem.

F. Wholesaler shall notify Apple in writing no less than TEN (10) DAYS prior to any material change in the management or control of Wholesaler, any new affiliation or association, or transfer of any substantial part of Wholesaler's business. Wholesaler shall also notify Apple in writing no less than TEN (10) DAYS prior to any acquisition by Wholesaler in whole or in part of a third party engaged in the sale of Products.

6. ORDERING, SHIPPING, PAYMENT
A. Wholesaler may submit orders for Products. in addition to Products ordered for resale, Wholesaler may order Products in reasonable quantities for Wholesaler's internal use. All orders shall be subject to acceptance by Apple. The price shall be Apple's price on the then-current Price List on the date of Apple's acceptance. The prices set forth in Apple's then-current Price List include freight (using an Apple selected carrier), insurance and routing to Wholesaler. Wholesaler agrees to provide Apple with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any taxes, duties or imposts. Any applicable sales or use taxes, duties and other imposts due on account of purchase(s) hereunder shall be paid by Wholesaler.

B. Apple shall use reasonable efforts to ship according to Wholesaler's request, but shall not be liable for any failure to do so or for any failure to meet a proposed delivery date. Unless Wholesaler clearly advises Apple to the contrary in writing, Apple may make partial shipments on account of Wholesaler's orders, to be separately invoiced and paid for when due. Apple reserves the right to cancel any orders placed by Wholesaler and accepted by Apple, or to refuse or delay shipment thereof without liability of any kind to Wholesaler or to any other person or entity. Apple will notify Wholesaler upon cancellation of any order. Title to all shipped Product shall pass to Wholesaler at Apple's shipping location. When

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shipping pursuant to Apple's standard practices,  Apple will place tracers, file claims and replace product lost or damaged in transit.

C. If orders for Product exceed Apple's available inventory, Apple will allocate its available inventory and make deliveries (including partial shipments) on a basis Apple deems equitable, in its sole discretion and without liability to Wholesaler.

D. Wholesaler shall be invoiced upon shipment of Product and, provided Wholesaler is eligible for credit from Apple, shall pay each invoice no later than THIRTY (30) DAYS from the date of invoice. Unless otherwise agreed to in writing, Wholesaler shall provide to Apple annual audited financial statements within ninety (90) days of Wholesaler's fiscal year end. Apple reserves the right to change credit terms if Wholesaler's financial status or payment record so warrants.

7. APPLE PROPRIETARY RIGHTS
A. APPLE TRADEMARK RIGHTS
(1) PERMISSION TO USE
During the term of this Agreement Apple grants to Wholesaler a non-exclusive non-transferable, revocable, personal right to use Apple trademarks that specifically refer to Authorized Products or Apple technologies contained within the Authorized Products; provided, however, that Wholesaler may use only the following logos: the Apple logo (only in reference to Apple, the Authorized Products, or with the designation "Authorized Apple Wholesaler"), the Mac O/S logo, the QuickTirne logo and any other Apple logo for which Apple has promulgated written guidelines and provided separate written authorization (collectively the "Marks"), solely in connection with Wholesaler's authorized promotion of Authorized Products. Wholesaler's use of the Marks will be in strict compliance with this Agreement and the Mark Specifications and Guidelines provided by Apple, which Wholesaler acknowledges may be changed by Apple from time to time. in addition, Wholesaler shall be permitted to use other Apple marks to the extent permitted by fair use under trademark and unfair competition laws in the jurisdiction where such mark(s) are actually being used, and in accordance with Apple's specifications and requirements for use of Apple trademarks by third party licensees, resellers and developers. Apple retains all rights not expressly conveyed to Wholesaler by this Section 7A. Wholesaler recognizes the great value of the' goodwill associated with the use of the Apple marks and acknowledges that such goodwill exclusively inures to the benefit of and belongs to Apple. Wholesaler has no rights of any kind whatsoever with respect to any Apple marks except for the limited rights provided herein.
(2) LIMITATIONS ON USE OF MARKS Wholesaler agrees not to use the Marks in any manner that Apple, in its sole judgment, deems to (a) be in poor taste, (b) be unlawful, (c) have the purpose, object or intent to encourage unlawful activity by others, or (d) suggest any association with Apple beyond that of an Authorized Apple Wholesaler. Wholesaler will not use the Marks or any other Apple mark or marks that may be confusingly similar to Apple marks on promotional merchandise, such as without limitation, shirts, hats, key chains, mugs or mouse pads, except under a separate Apple merchandise license. Wholesaler agrees not to use any Apple mark as a part of a product name, service name, company name, electronic address or similar designation. Wholesaler will not remove any Apple marks from any Products nor shall Wholesaler add any marks to such products.

B. SOFTWARE RIGHTS
(1) Wholesaler acknowledges that Products often contain not only hardware but also software. Software may be provided on separate media, such as floppy diskettes or CD-ROM or may be included within the hardware. Such software is proprietary, is copyrighted, and may also contain valuable trade secrets and be protected by patents. Wholesaler shall not separate the software from the associated

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Product  as  shipped  by Apple,  nor shall  Wholesaler  disassemble,  decompile, reverse engineer, copy, modify, prepare derivative works thereof, or otherwise change any of the software or its form.
(2) Wholesaler understands that Apple does not sell software. Rather, Wholesaler is licensed to distribute software that is incorporated in or packaged with Products only as part of its authorized sale of the associated Products. The end user of a Product is licensed to use any software contained in such Product, subject to the terms of the license accompanying the Product, if any, and the
applicable   patent,   trademark,   copyright,   and  other  federal  and  state
intellectual property laws.
(3) Prior to selling a Product, Wholesaler will make available to purchaser the applicable end user Software License Agreement. Apple will provide copies of the applicable Software License Agreements with the Product or upon request.

8. INSURANCE AND INDEMNITIES
A. While this Agreement is in effect, Wholesaler shall keep in force and effect a sufficient general liability insurance policy, including premises liability, products, and completed operations, with limits of coverage not less than $1,000,000 bodily or personal injury and $1,000,000 property damage, or $1,000,000 combined single limit. Apple shall be named as additional insured for the scope of this Agreement. Prior to commencement of work under this Agreement, a certificate of insurance evidencing the above shall be delivered to Apple at the following address:

          Apple Computer, Inc.
          Contracts Management
          One Infinite Loop, M/S 72-CM
          Cupertino, CA 95014.

B. Apple agrees to defend any proceeding or action brought by a third party against Wholesaler to the extent based on a claim that: (1) the marketing or use of any Product sold by Apple to Wholesaler infringes any U.S. patent, U.S. copyright, U.S. trademark or trade secret; or (2) a defective Apple Product directly caused death or personal injury (provided the Product at issue has not been altered, modified or otherwise changed). Apple agrees to indemnify Wholesaler for damages awarded to third parties solely as a result of such claims. Apple's obligation to so defend and indemnify Wholesaler is contingent on Wholesaler's compliance with Section 8E below.

C. Wholesaler agrees that, if Apple is obligated to defend any claim arising under Section 8B(1) above or if Apple requires that Product be returned for any reason, including but not limited to Product safety reasons, Wholesaler will promptly stop all promotion and resale of the specific Product and will return such new, unopened Product in Wholesaler's inventory to Apple upon Apple's written request. In addition, Wholesaler will take reasonable steps to return to Apple the specified Product in Authorized Reseller's inventory. At Apple's option, Apple will either replace Product with the same or functionally equivalent Product, or Apple will credit Wholesaler's account upon return of the Product to Apple. Any such credit will be calculated by assuming that the Product is from Wholesaler's most recent purchase of such item(s) from Apple.

D. Wholesaler agrees to defend any proceeding or action brought by a third party against Apple to the extent based on a claim arising from the acts or omissions of Wholesaler, its employees or agents in conduct associated with the offering for sale or marketing of Products, except acts or omissions expressly required by Apple's written programs or policies. Wholesaler agrees to indemnify Apple for any losses, damages, liabilities, costs and reasonable expenses arising from such acts or omissions. Wholesaler's obligation to so defend and indemnify Apple is contingent on Apple's compliance with Section 8E below.

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E. Each  party  shall  promptly  notify the other  party of any  claim,  demand, proceeding or suit of which the other party becomes aware which may give rise to a right of defense or indemnification pursuant to this section ("Claim"). Notice of any Claim must be provided to the indemnifying party as soon as possible, and no later than THIRTY (30) DAYS after first learning of such Claim. Notice shall include an offer to tender the defense of the Claim to the indemnifying party. The indemnifying party, if it accepts such tender, shall be entitled to take over sole control of the defense of the Claim. That control shall include the right to take any and all actions necessary to completely and finally resolve the Claim by settlement or compromise (in which case the indemnifying party shall be responsible for the cost of settlement/compromise related to the Claim). Upon acceptance of tender, the indemnified party shall cooperate with the indemnifying party with respect to such defense and settlement. In the event a Claim is settled, both parties agree not to publicize the settlement and will make every effort to ensure the settlement agreement contains nonadmissions and nondisclosure provisions.

9. CONFIDENTIALITY
Any information disclosed to Wholesaler by Apple relating to Apple's or a third party's present or future developments or business, including but not limited to future product information, business activities, the Price List, terms and conditions of this Agreement (including any documents incorporated by reference), and all other amendments and addenda between Wholesaler and Apple (except such information as is previously known to Wholesaler without an obligation of confidentiality or is publicly disclosed by Apple either prior or subsequent to Wholesaler's receipt of such information from Apple), shall be characterized as confidential information ("Confidential Information"). Wholesaler shall hold such Confidential Information in trust and confidence and shall not use it except in furtherance of the relationship set forth in this Agreement, nor publish, disclose, or disseminate it for a period of FIVE (5) YEARS after receipt thereof by Wholesaler, except as may be authorized by Apple in writing. Wholesaler shall have no right to prepare any derivative works of such Confidential information.

10. LIMITATION OF LIABILITY
IN NO EVENT SHALL APPLE BE LIABLE TO WHOLESALER FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF ANY NATURE, INCLUDING, WITHOUT LIMITATION, LOST BUSINESS PROFITS FOR ANY MATTER ARISING FROM, OR RELATED TO THIS AGREEMENT. DIRECT DAMAGES TO WHOLESALER SHALL BE LIMITED TO AN AMOUNT NOT TO EXCEED $100,000 PER INCIDENT.

11. LIMITATION OF REMEDIES
THE REMEDIES SET FORTH IN THIS AGREEMENT SHALL BE WHOLESALER'S SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF THIS AGREEMENT BY APPLE.

12. TERM AND TERMINATION
A. TERM
Unless terminated earlier as provided herein: (1) the initial term of this Agreement shall be from its effective date until March 31, 1999; and, (2) unless either party provides written notice thirty (30) days prior to the expiration date, the term of this Agreement shall be extended for an additional twelve (12) month period. Any subsequent renewals or extensions of this Agreement will require written agreement by both parties. Wholesaler and Apple agree that in no event shall either party be obligated to renew or extend this Agreement.

B. TERMINATION WITH THIRTY (30) DAYS NOTICE
Either party may terminate this Agreement at will, at any the, with or without cause, by providing written notice to the other party not less than THIRTY (30) DAYS before the effective date of such notice.

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C. IMMEDIATE TERMINATION
To the extent permitted by applicable law, Apple may terminate this Agreement effective immediately and without notice in the event that:
(1) Wholesaler fads to perform any obligation, duty, or responsibility imposed under this Agreement and such failure or default remains unremedied FIFTEEN (15) DAYS after written notice thereof;
(2) Wholesaler commits a felony, engages in an unlawful business practice, or conducts business in any manner prohibited by Sections 2 or 3 of this Agreement;
(3) there is any material change or transfer in the management or control of Wholesaler, Wholesaler's business operations, or any new affiliation or transfer of any substantial part of its business;
(4) any conduct or proposed conduct of Wholesaler exposes or threatens to expose Apple to any liability or obligation, including any federal, state, or local law; or
(5) Wholesaler fads to maintain sufficient net worth and working capital to perform its obligations; has a receiver or similar party appointed for its property; becomes insolvent or makes an assignment for the benefit of creditors; or ceases to do business in Products.

Without limiting the foregoing in any way, and in lieu of immediate termination of this Agreement, Apple may take other action(s) for violation of this Agreement by Wholesaler, as Apple, in its sole discretion, deems appropriate. Such actions may include, but are not limited to, eliminating or modifying specific Apple reseller categories to which Wholesaler can sell Authorized Products and deauthorizing sales to specific Authorized Reseller(s).

D. EFFECT OF NOTICE OF TERMINATION
In the event that notice of termination of this Agreement is given for any reason, the due date of all Apple invoices shall be accelerated so that they become due and payable as of the date of notice of termination, even if longer terms had been provided previously. Apple shall be entitled, in its sole discretion, to reject all or part of any orders received from Wholesaler after the date of such notice or to cancel any orders previously accepted. Apple may restrict Wholesaler's use of any available promotional allowances. Until the termination date Wholesaler may continue to represent publicly that it is an authorized Apple Wholesaler, but shall not enter into any commitments requiring Products after the termination date.

E. EFFECT OF TERMINATION
Upon expiration or termination of this Agreement:
(1) Wholesaler shall submit to Apple within TEN (10) DAYS after such expiration or termination a list of all Products in Wholesaler's inventory as of the date of such termination.

Apple, at its option, may purchase from Wholesaler any or all Authorized Products that are still in their original, unopened containers, in good condition, at the respective prices paid by Wholesaler for such items. These prices shall be determined by assuming that the Products are from Wholesaler's most recent purchase of such items from Apple.

Apple, at its option, may purchase any or all Authorized Products in opened containers at prices determined by Apple. If the prices offered by Apple are unacceptable to Wholesaler, Wholesaler may refuse Apple's offer and thereafter resell such Authorized Product to an Authorized Reseller or Authorized Wholesaler.

After receipt of any such Authorized Product from Wholesaler, Apple will issue an appropriate credit to Wholesaler's account, subject to offset for any amounts due Apple.

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(2)  Wholesaler  shall  immediately  cease use of the Apple  Marks  provided  by
Section 7 herein, and otherwise discontinue representing to the public and trade that it is an Authorized Apple Wholesaler.
(3) All unshipped Product orders will be canceled.
(4) All promotional allowance or other fund accruals shall cease. Wholesaler may claim against any available balances for any activities approved by Apple and conducted prior to the date of termination.
(5) Wholesaler shall promptly return to Apple all property of Apple in its possession, including but not limited to loaned equipment and all documents and materials of any kind containing Confidential Information.

F. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, ON ACCOUNT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

G. To the extent permitted by applicable law, and in consideration of its entering into this Agreement, Wholesaler hereby waives and relinquishes any rights or claims under franchise, dealership, or other statutes, or at common law, that would or might arise out of a termination of this Agreement by Apple or refusal by Apple to renew or extend this Agreement.

H. Wholesaler's obligations under Sections 5, 7, 8, 9, 10, 11, 12 and 13 and their subsections shall survive expiration or termination of this Agreement. Apple's obligations under Sections 4, 8, 10, 11, 12 and 13 and their subsections shall survive expiration or termination of this Agreement.

13. GENERAL TERMS
A. GOVERNING LAW
This Agreement and the corresponding relationships of the parties shall be governed by and construed in accordance with the laws of the State of California without giving effect to its conflict of law provisions.

B. DISPUTES
(1) Any dispute, resolution, or proceeding ("Actions") with respect to this Agreement shall take place solely in the County of Santa Clara, State of California, except those Actions that are brought to collect monies due under this Agreement may also be brought in the jurisdiction in which the Action arose. Wholesaler expressly agrees that venue within this district is proper and voluntarily submits to the jurisdiction of the courts within same.
(2) Any action arising from or related to this Agreement must be brought within ONE (1) YEAR from the date such action could have first been brought. The parties expressly agree to this provision notwithstanding any longer period which may be provided by statute and any such period is expressly waived.

C. NOTICE
Notices and demands of any kind that Wholesaler may be required or desire to serve upon Apple pursuant to this Agreement shall be served by United States mail (postage prepaid), or overnight courier to Apple, at

          Apple Computer, Inc.
          Contracts Management
          1 Infinite Loop, M/S 72-CM
          Cupertino, CA 95014

Notices and demands of any kind that Apple may be required or desire to serve upon Wholesaler pursuant this Agreement shall be served by personal service, United States mail (postage prepaid), or overnight courier to Wholesaler, at Wholesaler's address set forth in this Agreement.

With written notice to the other, Apple and Wholesaler may designate in writing different addresses. All notices or demands by United States mail shall be deemed given and complete upon mailing.

D. SEVERABILITY
(1) In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect 'and be construed so as to best effectuate the intention of the parties upon execution.
(2) The paragraph headings contained herein are for reference only and shall not be considered as substantive parts of this Agreement. Use of the singular or plural form shall include the other.

E. WAIVER
The waiver of any one default shall not waive subsequent defaults of the same or different kind.

F. SUCCESSORS IN INTEREST
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and any permitted successors or assigns.

G. PRECEDENCE
if any conflict exists between this Agreement, Apple's Policies and Practices Manual, or any Apple Reseller Program Attachment(s), the order of precedence shall be as follows: this Agreement, Apple's Policies and Practices Manual, and the applicable Apple Reseller Program Attachment(s), in that order.

14. ENTIRE AGREEMENT This Agreement and all documents referred to or incorporated herein by reference contain all the agreements, warranties, understandings, conditions, covenants, and representations made between Wholesaler and Apple. Neither Apple or Wholesaler shall be liable for any agreements, warranties, understandings, conditions, covenants, or representations that are not expressly set forth in this Agreement. Any different or additional terms or conditions in any purchase order, invoice or other such document are hereby expressly rejected by Apple and shall have no force or effect.

This Agreement may only be modified in writing by an instrument signed by an authorized representative of each party. Apple may unilaterally modify the Price List and the Policies and Practices Manual effective on the date designated by Apple. Wholesaler shall have a reasonable period of time to implement changes which require Wholesaler to materially alter its activities, provided such period does not exceed THIRTY (30) DAYS from the stated effective date.

The duly authorized representatives of the parties execute this Agreement to be effective as of the Effective Date set forth below.

         WHOLESALER                             APPLE COMPUTER, INC.

SIGNATURE:  /s/ Don Lyons               SIGNATURE:  /s/ Cheryl Collins
          ----------------------------            ------------------------------

PRINT NAME:  Don Lyons                  PRINT NAME:  Cheryl Collins
           ---------------------------             -----------------------------

TITLE:  Group VP - Product Mgmt         TITLE:  Manager, Bids & Contract
      --------------------------------        ----------------------------------

DATE:  3/30/98                          DEPT:  Contracts Management
     ---------------------------------       -----------------------------------

                                        EFFECTIVE DATE:  4/2/98
                                                       -------------------------

                        APPLE RESELLER PROGRAM ATTACHMENT
                 AUTHORIZED APPLE INDIRECT VALUE ADDED RESELLER

DEFINITIONS
"Authorized Apple Indirect Value Added Reseller" and/or "Indirect VAR" - a value added reseller that meets Apple's Indirect VAR Criteria and is approved in writing by Apple.

"Indirect VAR Criteria" - the minimum requirements listed below with which an Indirect VAR must comply:
+ Develop custom and/or proprietary software and/or hardware for Products; or provide expertise on Products within a target vertical market;
+ Provide installation, training and on-going support for the value added solution;
+ Offer end-user purchaser service directly or through an Apple authorized service organization;
+ Purchase at least the minimum quantity of Apple Product in the appropriate time period as established by Apple; and + Have and comply with the then-current Indirect Value Added Reseller U.S. Sales Agreement in effect between Apple and Indirect VAR.

WHOLESALER'S OBLIGATIONS
Wholesaler agrees to vigorously and aggressively promote and recruit Indirect Value Added Resellers ("Indirect VARs") that can or will specialize in providing Apple based technology solutions and satisfy Apple's Indirect VAR criteria. Such promotion and recruitment will include, but is not limited to, providing appropriate Apple information and documentation to the prospective Indirect VAR. Wholesaler is not authorized to approve or authorize any prospective Indirect VAR on behalf of Apple.

                        APPLE RESELLER PROGRAM ATTACHMENT
                             AUTHORIZED APPLE DEALER

DEFINITIONS
"Authorized Apple Dealer" and/or "Dealer" - a reseller that meets Apple's Dealer Criteria and is approved in writing by Apple.

"Dealer Criteria' - the minimum requirements listed below with which a Dealer must comply:
+ Develop and execute solution-oriented activities that feature Products and target business customers;
+ Use a consultative sales approach and provide pre-sale and post-sale support to customers through "face-to-face" contact at customer site or at dealer location;
+ Customize hardware, software, and networks to meet customer needs;
+ Carry an adequate number of demo units, including monitors and printers, for each of the product lines Dealer is authorized to carry;
+ Operate a walk-in storefront location or a non-storefront showroom. Maintain store hours that are convenient for business customers;
+ Be responsible for demand generation and fulfillment in local markets;
+ Perform or facilitate specific product repairs according to the Apple Authorized Service Provider (AASP) Program; and
+ Have and comply with the then-current Authorized Apple Dealer U.S. Sales Agreement in effect between Apple and Dealer.

                        APPLE RESELLER PROGRAM ATTACHMENT
                            AUTHORIZED APPLE RETAILER

DEFINITIONS
"Authorized Apple Retailer" and/or "Retailer" - a reseller that meets Apple's Retailer Criteria and is approved in writing by Apple.

"Retailer Criteria" - the minimum requirements listed below with which a Retailer must comply:
+ Operate a walk-in storefront location which is open during retail store hours, including evenings and weekends, for a minimum of six days per week;
+ Offer a broad set of computer products that target home and small-business customers;
+ Maintain adequate on-hand inventory of retail products to satisfy immediate delivery or "cash and carry" transactions;
+ Provide customer assistance with pre-sale and post-sale support of Products;
+ Support customers with basic product information regarding Products, and direct them to the Apple Customer Service Support he or to an Apple Authorized Service Provider (AASP) when necessary; and + Have and comply with the then-current Authorized Apple Retailer Sales Agreement in effect between Apple and Retailer.

                        APPLE RESELLER PROGRAM ATTACHMENT
                  AUTHORIZED APPLE DIRECT VALUE ADDED RESELLER

DEFINITIONS
"Authorized Apple Direct Value Added Reseller" and/or "Direct VAR" - a value added reseller that meets Apple's Direct VAR Criteria and is approved in writing by Apple.

"Direct VAR Criteria" - the minimum requirements listed below with which a Direct VAR must comply:
+ Develop custom and/or proprietary software and/or hardware for Apple products; +r provide demonstrated integration expertise on Apple products within a target vertical market as determined by Apple in its sole discretion;
+ Provide installation, training and on-going support for the value added solution;
+ Offer end-user service directly as an Apple Authorized Service Provider; and + Purchase at least the minimum quantity of Apple Product in the appropriate time period as established by Apple; and + Have and comply with the then-current Direct Value Added Reseller U.S. Sales Agreement in effect between Apple and Direct VAR.

                        APPLE RESELLER PROGRAM ATTACHMENT
                        AUTHORIZED APPLE CATALOG RESELLER

DEFINITIONS
"Authorized Apple Catalog Reseller" and/or "Catalog Reseller" - a reseller that meets Apple's Catalog Reseller Criteria and is approved in writing by Apple.

"Catalog Reseller Criteria" - the minimum requirements listed below with which a Catalog Reseller must comply:
+ Publish and nationally or regionally distribute a catalog at least quarterly; + Produce a high quality catalog in which four-color photographs of Apple Products are prominently displayed and that recreates the experience a customer might have in a storefront location or face-to-face interaction;
+ Maintain 7 day/24 hour customer sales and support call center;
+ Allow purchasers to order Apple products via a toll-free telephone number, seven days a week, 24 hours a day;
+ Maintain direct response systems infrastructure to support telesales and reporting requirements and requests;
+ Sell at least $10 million in Apple Product annually via the catalog channel;
+ Establish service provider capabilities that meet the needs of all customers and that fulfill the terms of the applicable service provider agreement between Apple and Catalog Reseller; and
+ Have and comply with the then-current Authorized Apple Catalog Reseller U.S. Sales Agreement in effect between Apple and Catalog Reseller.

                        APPLE RESELLER PROGRAM ATTACHMENT
                      AUTHORIZED APPLE ELECTRONIC RESELLER

DEFINITIONS
"Authorized Apple Electronic Reseller" and/or "Electronic Reseller" - a reseller that meets Apple's Electronic Reseller Criteria and is approved in writing by Apple.

"Electronic Reseller Criteria" - the minimum requirements listed below with which an Electronic Reseller must comply:
+ Operate one or more electronic commerce Web sites (electronic stores) on the Worldwide Web which recreate the 'in-store' customer experience;
+ Maintain secure, reliable product fulfillment infrastructure;
+ Sell a minimum of $10 million per year in total Apple products through electronic store(s), paper catalog(s), and/or storefronts/non-storefronts (based +n purchases from Apple and Apple-authorized wholesalers);
+ Report (for resellers purchasing product directly from Apple) weekly sell-through and inventory via Electronic Data Interchange {EDI});
+ Offer at a minimum 6-day, 12-hour customer sales support via telephone and/or Internet phone/chat/e-mail real-time response;
+ Maintain MIS infrastructure to support Web sales and reporting requirements via a suite of Electronic Commerce applications;
+ Maintain adequate, knowledgeable support infrastructure for end users and Apple employees;
+ Perform or facilitate specific product repairs in accordance with the terms and conditions set forth in the Apple Authorized Service Provider (AASP) Program +n all products the Electronic Resellers are authorized to sell; and + Have and comply with the then-current Authorized Apple Electronic Reseller U.S. Sales Agreement in effect between Apple and Electronic Reseller.